Exhibit 99.1

        Comtech Group, Inc. Reports Record Quarterly Revenue and Profit; Revenues increase 73%, Net Income up 55% for the Fourth Quarter 2005

Beats Guidance and Preliminary Announcement for Fourth Quarter of 2005 Full Year Revenue Increases 42%; Net Income up 43%
Gross Margins Expand 3.0% to 18.6% for 4Q05 versus Last Year

      SHENZHEN, China, March 23, 2006--Comtech Group, Inc. (Nasdaq: COGO), a service provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced financial results for its fourth quarter and audited financial results for its full year period, which ended December 31, 2005. The Company reported record revenue of $33.6 million, up 73.3 percent, compared to $19.4 million reported in the fourth quarter of 2004 with growth in all three of the Company's businesses: mobile handset, telecommunications infrastructure equipment and digital consumer electronic products, which collectively the Company believes are among the fastest growing consumer markets in China. As a result of new proprietary product additions, gross margins increased 3.0 percent to 18.6 percent versus the fourth quarter of 2004. Net income for the quarter was $3.5 million or $0.11 per diluted share, up approximately 55.5 percent from the $2.3 million reported in the fourth quarter of last year. These results exceed the preliminary estimates provided by management on February 1, 2006, of approximately $33 million in revenue for the quarter and at least $0.10 per share.

Key Financial Indicators
(all numbers in thousands, except per-share amounts)

                              Q42005            Q42004            Percent Change

Consolidated Revenue         $33,648            $19,415                73.3%
Cost of Revenue              $27,385            $16,387                67.1%
Gross Profit                 $ 6,263            $ 3,027               106.9%
Net Operating Expenses       $ 2,488            $   751               231.3%
Income from Operations       $ 3,775            $ 2,276                65.8%
Net Income                   $ 3,506            $ 2,254                55.5%
EPS Diluted                  $  0.11            $  0.09                22.2%

(1) The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 8.0702 as of December 31, 2005 and US $1 to RMB 8.2765 as of December 30, 2004.

Fourth quarter highlights include:

      o Achieved the highest quarterly revenue in the company history and the highest quarterly revenue growth since the second quarter 2004 as the Company experienced strong growth across all markets. Strong demand for digital consumer electronics products helped drive the improvement in gross margin.
      o Comtech entered agreements with China Telecom and China Netcom for the location based search products and services.
      o Gross margins improved for the fourth straight quarter to 18.6 percent as compared to 17.7 percent during the third quarter 2005 and 15.6 percent in the fourth quarter 2004. The Company continues to invest in expanding its proprietary offering in each of their key markets.

Recent Developments:

      As part of the Company's commitment to expand its business from providing customized design solutions and selling components to a more comprehensive organization providing engineering services and business services to its existing customer base, Comtech announced the acquisition of Huameng Engineering Services Ltd. on January 11, 2006 for $2.5 million (USD). Huameng is an emerging provider of technology, engineering and business services to established telecom equipment vendors in China. Huameng's primary customer is Huawei, which is complementary to Comtech's existing relationship with the global telecom equipment provider. Upon the closing of the acquisition the Company has changed the name of Huameng to COGO Engineering Service and will use this branding to market the service to both new and existing customers. Comtech expects to expand the current customer base while also moving into other geographic regions, such as Hong Kong, Thailand and Malaysia, where demand is high. With the acquisition, Comtech expects to benefit both from the recurring service revenue nature of the business, increasing overall visibility, and higher gross margins than existing businesses. Management expects the engineering service business gross margins to be in the 40-50 percent range and be a meaningful contributor to 2006 results.

      "We continue to grow our core module design business while expanding our offerings to provide engineering and other business services to our existing customer base, which we anticipate will generate recurring service revenues and improve our gross margins," commented Jeffrey Kang, Chairman and Chief Executive Officer. "This was an important quarter from a strategic perspective as we officially launched our location based search product and prepared for a larger-scale rollout with our key partners in 2006. We expect during the first quarter we will begin to recognize revenue from the location based search business. Both the sale of the phone and the recurring monthly service revenue will improve our overall profitability as they carry higher gross margins than our existing businesses. In January we also announced the acquisition of Huameng and subsequently we have secured our first significant contract as a combined company valued at $1 million (USD) with Huawei, with the expectation of signing many other similar contracts throughout the year."

      Mr. Kang continued, "Comtech's core asset is our large and long standing customer base; and our focus is to grow our business by serving our existing customers' needs. Providing engineering and business service to our existing customers is a natural extension of current operations for Comtech. We are excited to begin providing business service to our customers and receiving recurring service revenue. The overall technology market continues to remain strong, particularly in the telecom equipment, mobile and digital consumer electronics markets as our customers increase their presence not only in China but also internationally which will support continued growth in our customized module design business. Additionally, we have forged new relationships with suppliers such as Vishay to address other high growth markets for our customized design modules such as electronic automobile components. With these positive secular trends in place we believe that Comtech is well positioned for continued strong revenue growth and profits."

      Financial Results

      Revenue for the quarter was $33.6 million (USD), an increase of 73.3 percent compared to the $19.4 million reported for the fourth quarter of last year. The composition of revenues was: $15.4 million, or 45.8 percent of total sales, for mobile handsets representing a 43.9 percent increase, $11.8 million, or 35.1 percent of total sales, for telecommunications infrastructure equipment representing a 40.5 percent increase, and $6.4 million for digital home entertainment products and others, which is up substantially versus minimal revenues recorded for this division last year. Cost of revenues, which includes the aggregate purchase of components from suppliers, were $27.4 million compared to $16.4 million, an increase of 67.1 percent. Gross profit for the quarter was $6.3 million, up 106.9 percent compared to the $3.0 million for last year. Gross margins were 18.6 percent compared to 15.6 percent reported last year and 17.7 percent reported during the third quarter 2005 due to more in-depth designs and more favorable product mix during the quarter.

      Selling, general and administrative expenses were $1.7 million, up 112.5 percent, compared to $.8 million reported last year. The increase was attributed to higher employee headcount and other related expenses to support our ongoing revenue expansion. Research and development expenses increased substantially by $0.8 million to $0.9 million for the quarter as the Company continues to invest in developing new and higher margin products. Income from operations was $3.8 million up 65.8 percent as compared to $2.3 million last year. Operating margins decreased to 11.2 percent versus 11.7 percent last year as the Company made increased investments in new businesses. The effective tax rate for the fourth quarter of 2005 was 6.4 percent, compared to 2.7 percent for the same period 2004. This tax is in addition to the Value Added Tax (VAT) of 17.0 percent deducted from the Company's gross revenues each quarter.

      Mr. Kang continued, "During the fourth quarter of 2005, we had minority interest expense of $.2 million as compared to a $.1 million gain in 2004. As both of our new businesses, Location Based Search and COGO Engineering Services grow, we expect to see a continued increase in minority interest expense."

      Net income for the fourth quarter was $3.5 million, or $0.11 per diluted share, compared to net income of $2.3 million, or $0.09 per diluted share last year. The Company had 32.8 million diluted shares outstanding as of December 31, 2005 versus 21.9 million as of December 31 2004. The 10.9 million increase in diluted shares was related to options granted to Company employees and a secondary offering completed in July of 2005.

      For the full year 2005, the Company reported revenue of $107.4 million, an increase of 42.1 percent compared to the $75.6 million reported during 2004. Cost of revenue was $88.6 million, an increase of 38.2 percent compared to the $64.1 million reported last year. Gross profit was $18.8 million, or 17.5 percent of sales, compared to gross profit of 15.1 percent for the same period last year. Selling, general and administrative expenses, including research and development expenses, were $6.8 million as compared to $3.3 million for the same period last year. Income from operations was $12.0 million, an increase of 44.6 percent for the prior-year period. Operating margins improved for 2005 to 11.2 percent as compared to 11.0 percent last year, as increased gross margins offset the increase in operating expenses. The Company had an effective tax rate of 6.9 percent as compared to 3.5 percent last year in addition to the previously mentioned VAT tax. Minority interests increased by $0.2 million to $0.5 million as the Company's non wholly owned subsidiaries, in particular Shanghai E&T and Comtech Broadband, received higher income which resulted in the higher minority interest. Net income was $10.8 million, or $0.36 per diluted share, compared to net income of $7.5 million, or $0.34 per diluted share last year.

      Balance Sheet

      The Company completed the quarter with cash and cash equivalents of $22.0 million up from $5.0 million at the end of 2004 but down $6.1 million from the third quarter 2005. Cash increased as compared last year due to the completed secondary offering and positive net income throughout the year but was down from the third quarter due to cash used in operating activities and investments made for new businesses. The Company maintained bank borrowings of $4.4 million. The Company's balance sheet supported a current ratio of 4.3 to 1. Shareholders equity increased 179.1 percent to $62.8 million from $22.5 million as of December 31, 2004.

      Business Outlook

      Based on current visibility management is reiterating previous guidance for full year 2006 revenue of $135 million to $140 million, or 26 percent to 30 percent growth versus 2005 and pro forma earnings per share of at least $0.50 for the year. The pro forma adjustment to earnings per share excludes the non-cash impact associated with employee options and restrictive stock expense for the year.

      "The outlook for our business remains strong and we remain confident in our opportunity to continue to grow revenues, penetrate new markets, increase recurring service revenue streams and improve profits," Mr. Kang continued. "We will also look to deploy capital wisely and diligently and where we see an opportunity for a significant return for our shareholders."

      Teleconference Information Management will conduct a conference call to discuss its financial results for the fourth quarter and full year 2005 at 4:30 EST on Thursday, March 23, 2006. Interested parties may dial 1-800-811-0667 if dialing domestically, or 1-913-981-4901 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until March 30, 2006. To listen to the playback, please call 1-888-203-1112 if calling within the United States or 1-719-457-0820 if calling internationally. Please use pass code 3771748 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at www.comtech.com.cn or ViaVid's website at www.viavid.net. The web cast can be accessed until April 23, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

      About Comtech

      Comtech Group is a leading provider of customized module design solutions and has recently expanded its business to provide engineering and business services in China. Comtech serves as a gateway to leading electronics manufacturers in China. Comtech Group has focused on the mobile handset, telecom equipment end-markets, and the digital home entertainment products end-markets. Over the last three years, Comtech has worked with over 200 customers. Comtech's customer base includes most of the largest and best-known manufacturers in the mobile handset, telecom equipment and digital consumer electronics end-markets in China.

      Safe Harbor Statement

      This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our plans and objectives for future expansion, including into engineering and business service related market, anticipated margins for our business; general and cyclical economic and business conditions, and, in particular, Huameng business prospective; our digital consumer electronics, mobile and telecom business prospective; changes; and other statements containing forward looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," "looking forward" or similar terms, variations of such terms or the negative of such terms. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein. For a further description of these and other risks and uncertainties see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.


                                 Tables Attached

COMTECH GROUP, INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                                        At December 31,
                                                              2005            2005            2004
                                                          ------------    ------------    ------------
                                                               USD             RMB             USD
ASSETS

Current assets:
  Cash and cash equivalents                                     21,945         177,098           5,007
  Pledged bank deposits                                          5,042          40,692              --
  Trade accounts receivable, net of allowance
    for doubtful accounts of USD929 (RMB7,495) in 2005
    and RMB3,833 in 2004                                        33,152         267,543          20,416
  Bills receivable                                               6,803          54,905           9,344
  Other receivables                                              1,197           9,657             262
  Amount due from a minority shareholder                            58             468              --
  Inventories                                                   13,725         110,763           1,921
                                                          ------------    ------------    ------------
Total current assets                                            81,922         661,126          36,950

Property and equipment, net                                        855           6,904             401
Other assets                                                       112             905              --
                                                          ------------    ------------    ------------
TOTAL ASSETS                                                    82,889         668,935          37,351
                                                          ============    ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                                        12,925         104,308           6,411
  Bank borrowings                                                4,433          35,779           6,489
  Amounts due to related parties                                   225           1,816             265
  Income taxes payable                                             313           2,524             180
  Accrued expenses and other liabilities                         1,158           9,350           1,026
                                                          ------------    ------------    ------------
Total current liabilities                                       19,054         153,777          14,371
                                                          ------------    ------------    ------------
Minority interests                                               1,066           8,599             508
                                                          ------------    ------------    ------------

Commitments and contingencies                                       --              --              --

Shareholders' equity:
  Common stock (USD0.01 par value
     - authorized 200,000,000 shares in 2005 and 2004;
       shares issued and outstanding 31,445,058 in 2005
       and 25,361,025 in 2004)                                     322           2,602             254
  Additional paid-in capital                                    44,457         358,775          14,302
  Deferred stock-based compensation                                 --              --             (30)
  Retained earnings                                             18,911         152,615           7,946
  Accumulated other comprehensive loss                            (921)         (7,433)             --
                                                          ------------    ------------    ------------
Total shareholders' equity                                      62,769         506,559          22,472
                                                          ------------    ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      82,889         668,935          37,351
                                                          ============    ============    ============

COMTECH GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                               Three months ended Dec 31,
                                                   2005            2005            2004            2004
                                               ------------    ------------    ------------    ------------
                                                    USD             RMB             USD             RMB
Net revenue                                          33,648         271,548          19,415         160,686
Cost of revenue                                     (27,385)       (221,005)        (16,387)       (135,629)
                                               ------------------------------------------------------------
Gross profit                                          6,263          50,543           3,028          25,057

Selling, general and administrative expenses         (1,657)        (13,373)           (824)         (6,819)
Research and development expenses                      (853)         (6,884)            (61)           (508)
Other operating income                                   22             180             134           1,110
                                               ------------------------------------------------------------
Income from operations                                3,775          30,466           2,277          18,840
Interest expense                                        (31)           (254)            (73)           (608)
Interest income                                         166           1,340               0               0
                                               ------------------------------------------------------------
Income before income tax                              3,910          31,552           2,204          18,232
Income tax                                             (251)         (2,025)            (61)           (501)
                                               ------------------------------------------------------------
Income before minority interests                      3,659          29,527           2,143          17,731
Minority interests                                     (153)         (1,237)            111             922
                                               ------------------------------------------------------------
Net income                                            3,506          28,290           2,254          18,653
                                               ============================================================
Earnings per share                                      $              RMB              $              RMB
- Basic                                                0.11            0.90            0.09            0.77
                                               ============================================================
- Diluted                                              0.11            0.86            0.09            0.75
                                               ============================================================

COMTECH GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                                 Year ended December 31,
                                                   2005            2005            2004            2004
                                               ------------    ------------    ------------    ------------
                                                    USD             RMB             USD             RMB
Net revenue                                         107,350         866,332          75,587         625,656
Cost of revenue                                     (88,583)       (714,881)        (64,127)       (530,800)
                                               ------------    ------------    ------------    ------------

Gross profit                                         18,767         151,451          11,460          94,856
Selling, general and administrative expenses         (4,829)        (38,970)         (2,549)        (21,092)
Research and development expenses                    (1,962)        (15,837)           (739)         (6,121)
Other operating income                                   22             180             134           1,110
                                               ------------    ------------    ------------    ------------

Income from operations                               11,998          96,824           8,306          68,753
Interest expense                                       (218)         (1,762)           (260)         (2,156)
Interest income                                         309           2,493               5              38
                                               ------------    ------------    ------------    ------------

Income before income taxes                           12,089          97,555           8,051          66,635
Income taxes                                           (835)         (6,736)           (278)         (2,300)
                                               ------------    ------------    ------------    ------------

Income before minority interests                     11,254          90,819           7,773          64,335
Minority interests                                     (493)         (3,977)           (258)         (2,133)
                                               ------------    ------------    ------------    ------------

Net income                                           10,761          86,842           7,515          62,202
                                               ============    ============    ============    ============

Earnings per share
  Basic                                                0.38            3.08            0.35            2.87
                                               ============    ============    ============    ============

  Diluted                                              0.36            2.94            0.34            2.84
                                               ============    ============    ============    ============